Exhibit 99.1

Press Release	PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Second Quarter Revenues and Earnings

Difficult Markets Impact Operating Profit

July 28, 2009, Bellevue, Washington – “PACCAR reported lower revenues and net income for the second quarter of 2009,” said Mark C. Pigott, chairman and chief executive officer. “These results reflect the impact of a recessionary economy on freight shipments and truck purchases worldwide. I am very proud of our 16,000 employees who have delivered good performance to our shareholders and customers in today’s very challenging business conditions. PACCAR’s strengths continue to be exceptional quality products and services, geographic diversification and solid aftermarket revenues and financial services income.”

“PACCAR’s strong balance sheet, including $1.96 billion in manufacturing cash and marketable securities, and positive operating cash flow have enabled ongoing investments which enhance operating efficiency and the development of innovative new products,” noted Pigott. “PACCAR’s second quarter net income benefited from a one-time pretax gain of $47.7 million, which offset an operating loss from its truck segment of $36.5 million. In today’s difficult economy, it is a significant accomplishment to generate quarterly net income in automotive/industrial businesses.” Pigott added, “The recession continues to affect our business in North America and Europe as truck markets remain weak. Second quarter 2009 financial results were negatively impacted by lower gross margins, temporary plant shutdowns and reduced build rates. The challenging market conditions are continuing as we enter the second half of 2009. PACCAR has reduced operating expenses, capital expenditures and dividends to proactively position its business with current market conditions.”

PACCAR earned $26.5 million ($0.07 per diluted share) for the second quarter of 2009 compared to $313.5 million ($0.86 per diluted share) earned in the second quarter last year. During the second quarter, PACCAR discontinued certain subsidies for post-retirement health care plans and recorded a one-time benefit of $30.0 million ($47.7 million pretax). Second quarter net sales and financial services revenues were $1.85 billion compared to $4.11 billion in 2008. Net sales and financial services revenues for the first six months of 2009 were $3.83 billion compared to $8.05 billion last year. For the first six months of 2009, PACCAR reported net income of $52.8 million ($0.14 per diluted share) compared to $605.8 million ($1.65 per diluted share) in 2008.

Financial Highlights – Second Quarter 2009

Highlights of PACCAR’s financial results during the second quarter of 2009 include:

•	Consolidated sales and revenues of $1.85 billion.

•	Net income of $26.5 million.

•	Manufacturing cash and marketable securities of $1.96 billion.

•	Cash generated from operations of $319.2 million.

•	Financial Services pretax income of $15.6 million.

•	Truck and Other SG&A expense reduced to $79.2 million.

•	Research and development expenses of $52.8 million.

•	$2.0 billion bank credit facility renewed through June 2010.

Financial Highlights – First Half 2009

Financial highlights for the first six months of 2009 include:

•	Consolidated sales and revenues of $3.83 billion.

•	Net income of $52.8 million.

•	Cash generated from operations of $410.0 million.

•	Research and development expenses of $105.1 million.

•	Pension cash contributions of $155 million.

•	Truck and Other SG&A expense reduced to $167.6 million.

•	Medium-term note issuance of $928.5 million.

•	Capital expenditures of $30 million.

Global Truck Markets

DAF’s premium vehicles are the quality and resale-value leaders in Europe. “DAF achieved a market share in the above 15-tonne market of 14.0 percent in the first half 2009 and has a medium-term market share goal of 20 percent. The estimate for 2009 industry sales in the above 15-tonne truck market in Europe is being lowered to a range of 170,000-180,000 units, reflecting very challenging economic conditions throughout Europe,” said Aad Goudriaan, DAF president. “European industry truck sales in 2010 are difficult to estimate given the current economic uncertainty, but they could be in a range of 150,000-180,000 units, similar to industry sales in 1992.”

“Class 8 industry retail sales in the U.S. and Canada are expected to be in the range of 100,000-110,000 vehicles in 2009, reflecting continued economic weakness, specifically in lower housing starts and auto production. There are some encouraging signs as the ISM manufacturing index reached its highest level since August 2008, and freight tonnage improved slightly in June. Our customers’ profitability is benefiting from lower fuel prices and good availability of drivers,” said Dan Sobic, PACCAR executive vice president. “National trucking companies are recognizing the benefits of purchasing new trucks this year as their current vehicles’ maintenance costs increase due to the aging of their fleets. Industry retail sales in 2010 are expected to improve slightly and be in a range of 110,000-140,000 units,” added Sobic.

Financial Services Companies Achieve Good Results in Very Difficult Markets

PACCAR Financial Services (PFS) has a portfolio of 150,000 trucks and trailers, with total assets of $8.8 billion. PACCAR Leasing, a major full-service truck leasing company in North America with a fleet of over 30,000 vehicles, is included in this segment. During the second quarter and first half of 2009, profit was impacted by lower finance margin (revenues minus interest and other expense) and higher truck repossessions in Europe. “Declining asset balances, higher debt costs and lower used truck prices are impacting finance margins,” said Ron Armstrong, PACCAR senior vice president. Second quarter pretax income of $15.6 million compares to the $58.7 million earned in the second quarter of 2008. Second quarter revenues were $243.5 million compared to $330.5 million in the same quarter of 2008. For the six-month period, pretax income was $30.9 million compared to $126.0 million in 2008. First-half revenues were $498.3 million, down from $647.9 million for the same period a year ago.

“PACCAR’s strong balance sheet, complemented by its AA- credit rating, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers,” said Armstrong. “Used truck pricing is stabilizing in the U.S. and Canada, but is still declining in Europe. Credit losses have improved in the U.S. and Canada since the second half of 2008, offset by increased credit losses in Europe,” Armstrong added. “The improved liquidity of the global capital markets is benefiting the transportation segment. PACCAR’s good access to short- and long-term capital markets allows PACCAR Financial Services to profitably support the sale of PACCAR trucks in 20 countries on three continents at a time when many third-party lenders have exited the transportation finance business.”

Environmental Leadership

PACCAR is a technology leader in the development of environmentally friendly and fuel-efficient vehicles. Kenworth and Peterbilt presented advanced-technology trucks at the “Hybrid Day on Capitol Hill” event in Washington, D.C., on June 11 that was organized by CALSTART and the Hybrid Truck User’s Forum (HTUF).

Peterbilt Model 335 Diesel-Electric Hybrid in Washington, D.C.

Kenworth showcased its T270 Class 6 and T370 Class 7 models and Peterbilt unveiled its latest addition to the hybrid lineup, the Model 335 hybrid tractor. The day was organized to showcase hybrid technology in the medium- and heavy-duty truck market. “The event provided government representatives an excellent opportunity to experience, first-hand, the ease of operation, fuel-efficiency and advanced technology of PACCAR’s wide range of industry-leading diesel-electric hybrid vehicles,” said Bob Christensen, PACCAR senior vice president.

Product Development, Awards and Recognition

PACCAR is planning to invest $100-$140 million in capital expenditures and $180-$200 million in research and development in 2009. “Kenworth, Peterbilt and DAF are investing in updating many of their industry-leading products and services to assist our customers in delivering excellent results in their businesses,” said Jim Cardillo, PACCAR president.

DAF was honored at the “Motor Transport Awards 2009” dinner in London on July 1, 2009. The DAF CF85 was named “Fleet Truck of the Year” – the ninth time the CF85 has earned this accolade. The awards are organized by the leading British road transport magazine, Motor Transport.

DAF CF85 Earned the U.K. Fleet Truck of Year Award

PACCAR was honored with the “Best Engine Producer of the Year 2009” award at the Bus World Asia exhibition held in April 2009 in Shanghai, China. PACCAR earned this recognition as a result of PACCAR’s 12.9-liter and 9.2-liter engines’ industry-leading reliability, durability and fuel efficiency. This is the third consecutive year that PACCAR engines have been honored at this event. “The Chinese bus market recognizes the advantages of PACCAR’s high-quality engines,” said Jim Cardillo, PACCAR president. “Field trials of the PACCAR engine in Kenworth and Peterbilt fleets are achieving excellent results for the North American market.”

The Environmental Protection Agency (EPA) honored Kenworth with the prestigious Clean Air Excellence Award. Kenworth is the first commercial vehicle manufacturer to receive this accolade since inception of the award in 2000. “The EPA Clean Air Excellence Award is a tremendous honor for Kenworth Truck Company and its employees,” said Bill Kozek, Kenworth general manager and PACCAR vice president. “The EPA recognized Kenworth’s outstanding innovative efforts and progress in developing advanced environmentally friendly vehicles.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 28, 2009, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through August 7, 2009. PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Truck and Other:
Net sales and revenues	$1,602.3	$3,782.0	$3,332.7	$7,403.0

Cost of sales and revenues	1,492.8	3,202.2	3,053.9	6,281.5
Research and development	52.8	90.7	105.1	173.6
Selling, general and administrative	79.2	127.5	167.6	253.6
Interest and other income, net (a)	(29.9)	(3.1)	(14.6)	(2.0)

Truck and Other Income Before Income Taxes	7.4	364.7	20.7	696.3

Financial Services:
Revenues	243.5	330.5	498.3	647.9

Interest and other	177.5	217.4	370.7	421.0
Selling, general and administrative	21.3	30.0	42.6	59.1
Provision for losses on receivables	29.1	24.4	54.1	41.8

Financial Services Income Before Income Taxes	15.6	58.7	30.9	126.0

Investment income	4.9	22.6	12.9	47.3

Total Income Before Income Taxes	27.9	446.0	64.5	869.6

Income taxes	1.4	132.5	11.7	263.8

Net Income	$26.5	$313.5	$52.8	$605.8

Net Income Per Share:

Basic	$.07	$.86	$.15	$1.66

Diluted	$.07	$.86	$.14	$1.65

Weighted Average Shares Outstanding:

Basic	363.4	364.5	363.2	365.5

Diluted	364.4	366.5	364.3	367.4

Dividends declared per share (b)	$.18	$.18	$.36	$.36

(a)	For the three and six months ended June 30, 2009, Truck and Other “Interest and other income, net” includes a $47.7 one-time benefit from discontinuing certain subsidies for postretirement health care plans.

(b)	PACCAR’s regular quarterly dividend will be reduced from $.18 (eighteen cents) to $.09 (nine cents) per share, payable September 8, 2009, to stockholders of record at the close of business on August 18, 2009.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30 2009	December 31 2008
ASSETS
Truck and Other:
Cash and marketable debt securities	$1,960.9	$2,074.6
Trade and other receivables, net	671.5	698.7
Inventories	644.6	658.1
Property, plant and equipment, net	1,733.2	1,782.8
Equipment on operating leases and other	1,094.3	1,005.2
Financial Services Assets	8,818.0	10,030.4

	$14,922.5	$16,249.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,428.4	$2,899.7
Dividend payable		36.3
Long-term debt	170.2	19.3
Financial Services Liabilities	7,407.9	8,447.8
STOCKHOLDERS’ EQUITY	4,916.0	4,846.7

	$14,922.5	$16,249.8

Common Shares Outstanding	363.7	362.7

GEOGRAPHIC REVENUE DATA

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
United States and Canada	$952.1	$1,508.1	$1,930.6	$3,024.2
Europe	652.0	1,950.4	1,431.2	3,770.6
Other	241.7	654.0	469.2	1,256.1

	$1,845.8	$4,112.5	$3,831.0	$8,050.9

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Six Months Ended June 30	2009	2008
OPERATING ACTIVITIES:
Net income	$52.8	$605.8
Depreciation and amortization:
Property, plant and equipment	95.9	113.6
Equipment on operating leases and other	218.3	201.8
Net change in wholesale receivables on new trucks	414.0	(63.5)
Net decrease in sales-type finance leases and dealer direct loans on new trucks	83.2	54.6
All other operating activities	(454.2)	(158.7)

Net Cash Provided by Operating Activities	410.0	753.6

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(30.2)	(201.0)
Acquisition of equipment for operating leases	(298.8)	(481.5)
Net decrease in financial services receivables	594.8	74.8
Net change in marketable securities	10.1	190.3
All other investing activities	213.9	81.6

Net Cash Provided by (Used in) Investing Activities	489.8	(335.8)

FINANCING ACTIVITIES:
Cash dividends paid	(166.7)	(498.6)
Purchase of treasury stock		(192.3)
Stock compensation transactions	5.7	8.9
Net change in debt	(852.8)	18.0

Net Cash Used in Financing Activities	(1,013.8)	(664.0)
Effect of exchange rate changes on cash	28.5	76.1

Net Decrease in Cash and Cash Equivalents	(85.5)	(170.1)
Cash and cash equivalents at beginning of period	1,955.2	1,858.1

Cash and cash equivalents at end of period	$1,869.7	$1,688.0